Exhibit F-1








                                  June 17, 2003



      Securities and Exchange Commission
      450 Fifth Street, N.W.
      Washington, D.C. 20549


               Re:Cinergy Corp. -
                  Application/Declaration on Form U-1 (File No. 70-      )

      Dear Sirs:

               I refer to the Form U-1 Application/Declaration in the above-referenced proceeding (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed today with the Securities and Exchange Commission (the "Commission") by Cinergy Corp. ("Cinergy"), a Delaware corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

               In the Application, Cinergy is seeking authorization under the Act to acquire, directly or indirectly through one or more subsidiary companies, a membership interest in PowerTree Carbon Company, LLC ("PowerTree"), a Delaware limited liability company, and, to the extent such approval is necessary, to transfer all or a portion of such membership interest to any associate company.

               I have acted as counsel for Cinergy in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by Cinergy in connection with the proposed transaction, as described in the Application. I have examined originals, or copies certified to my satisfaction, of such corporate records of Cinergy, certificates of public officials, certificates of officers and representatives of Cinergy, and other documents as I have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certificates of officers of Cinergy and other appropriate persons and statements contained in the Application and the exhibits thereto.

               I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to the proposed transaction, and in the event that the proposed transaction is consummated in accordance with said Application and your order or orders in respect thereto:

               (a) all state laws applicable to the Applicant's participation in the proposed transaction will have been complied with;

               (b) (i) PowerTree is validly organized and duly existing under the laws of Delaware, and (ii) Cinergy (or its designated subsidiary or subsidiaries that will become a member of PowerTree) will be entitled to all of the rights and privileges of a member of PowerTree as set forth in PowerTree's Operating Agreement;

               (c) Cinergy (or its designated subsidiary or subsidiaries that will become a member of PowerTree) will legally acquire its membership interest in PowerTree; and

               (d) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

               I am an attorney licensed to practice in the States of New York and Ohio and have acted as counsel to Cinergy in connection with the proposed transaction. For purposes of this opinion, with respect to all matters governed by the laws of Delaware as applicable to PowerTree, I have relied upon an opinion addressed to Cinergy of Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, which opinion is being filed as an exhibit to the Application.

               I hereby give my written consent to the use of this opinion in connection with the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.



                                                     Very truly yours,



                                                     /s/George Dwight II
                                                     George Dwight II